Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS AGREEMENT (“Agreement”) made as of the 27th day of December, 2005, between CODORUS VALLEY BANCORP, INC., a Pennsylvania business corporation (the “Corporation”), PEOPLESBANK, A Codorus Valley Company, a Pennsylvania banking institution (the “Bank”), and LARRY J. MILLER, an adult individual (the “Executive”).
WITNESSETH
WHEREAS, the Corporation, the Bank and the Executive entered into an Agreement dated as of January 1, 1993 (the “1993 Agreement”), regarding, among other things, the employment of the Executive by the Corporation and the Bank; and
WHEREAS, the Corporation, the Bank and the Executive entered into an amendment to the 1993 Agreement dated as of October 1, 1997 (the “1997 Amendment”), which 1997 Amendment modified certain terms of the 1993 Agreement; and
WHEREAS, the Corporation, the Bank and the Executive desire to enter into a new Agreement regarding, among other things, the employment of the Executive by the Corporation and by the Bank and, concurrently therewith, to terminate the 1993 Agreement, as amended, all as hereinafter set forth.
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
1. EMPLOYMENT. The Corporation and the Bank each hereby employ the Executive, and the Executive hereby accepts employment with the Corporation and the Bank, on the terms and conditions set forth in this Agreement.
2. TERM OF EMPLOYMENT. The Executive’s employment under this Agreement shall be for a term of three (3) years beginning on January 1, 2006, and ending on December 31, 2008, subject, however, to prior termination of this Agreement as set forth below. Furthermore, subject to the subsequent provisions, upon the expiration of the first twelve (12) full calendar months after the date first above written, the term hereof shall be extended for another twelve (12) full calendar months, and upon expiration of each subsequent twelve (12) full calendar months thereafter the term of this Agreement shall be likewise extended for an additional twelve (12) full calendar months. Such extension of this Agreement’s terms shall be automatic unless the Corporation and Bank provide the Executive written notice of their intention not to extend this Agreement, which written notice shall be given by the Corporation and Bank not less than ninety (90) days before the expiration of the current twelve (12) month term.

3. POSITION AND DUTIES. The Executive shall serve as the President and Chief Executive Officer of the Corporation and Bank and a member of the Board of Directors of the Corporation and Bank, reporting only to the Board of Directors of the Corporation and Bank and shall have supervision and control over, and responsibility for, the general management and operation of the Corporation and Bank, and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Corporation and Bank, provided that such powers and duties are consistent with the Executive’s position as the Chief Executive Officer in charge of the general management of the Corporation and Bank.
4. ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote all his working time, ability and attention to the business of the Corporation and Bank during the term of this Agreement. The Executive shall notify the Board of Directors of the Corporation and Bank in writing and receive written approval from the Corporation and Bank before the Executive engages in any other business or commercial duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation or Bank, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation or Bank. Executive shall not be precluded, however, upon written notification to the Boards of Directors, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Boards’ reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Bank and Corporation.
5. COMPENSATION.
(a) ANNUAL DIRECT SALARY: As compensation for services rendered to the Corporation and Bank under this Agreement, the Executive shall be entitled to receive from the Bank an annual direct salary of Two Hundred Twenty Thousand ($220,000) Dollars per year, (the “Annual Direct Salary”) payable in substantially equal bi-monthly installments (or such other intervals of the Bank’s payroll policy) prorated for any partial employment period. The Annual Direct Salary shall be reviewed annually, no later than December 30 of the then calendar year and shall be subject to such annual change (but not reduced below $220,000 without the Executive’s written consent) as may be set by the Board of Directors of the Corporation and Bank taking into account the position and duties of the Executive and the performance of the Corporation and Bank under the Executive’s leadership.
(b) ANNUAL BUSINESS PLAN. The Executive shall prepare a business plan establishing the financial and business goals of the Corporation and Bank prior to the start of each fiscal year. The business plan prepared by the Executive shall be reviewed promptly by the Board of Directors of the Corporation and Bank, which may in its sole discretion alter or modify such plan prior to its adoption.
(c) BONUS. The Board of Directors of the Corporation and Bank in its sole discretion may provide for payment of a periodic bonus to the Executive in such an amount or nature as it may deem appropriate to provide incentive to the Executive and to reward the Executive for his performance.

(d) DIRECTOR FEES. The Executive shall not be entitled to any director’s fee or other compensation as paid to other members of the Board of Directors of the Bank and/or Corporation or subsidiaries of either. The Executive also agrees to serve on any committee of the Board of Directors of the Bank and/or Corporation or subsidiary of either without any additional compensation or fees.
6. FRINGE BENEFITS, VACATION, EXPENSES, AND PERQUISITES.
(a) EMPLOYEE BENEFIT PLANS. The Executive shall be entitled to participate in or receive benefits under all Bank employment benefit plans including, but not limited to, any pension plan, profit-sharing plan, savings plan, life insurance plan or disability insurance plan as made available by the Bank to its employees, subject to and on a basis consistent with terms, conditions and overall administration of such plans and arrangements.
(b) VACATION, HOLIDAYS, SICK DAYS AND PERSONAL DAYS. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Bank from time to time for its senior executive officers, but not less than six (6) weeks (two weeks of which shall be in sequence unless excused from such requirement by the Board of Directors) in any calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays, sick days and personal days given by the Bank to its employees.
(c) BUSINESS EXPENSES. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Board of Directors of the Bank for expense reimbursement) in performing services hereunder, provided that the Executive properly accounts therefore in accordance with Bank policy.
(d) AUTOMOBILE. The Executive shall be entitled to the use of a Bank purchased or leased automobile of the following make and model, or such comparable model as may be agreed upon by the Board of Directors and the Executive: Volvo XC 90. The Executive shall also be entitled to reimbursement for all operating expenses of the automobile, including, but not limited to, oil, maintenance, repairs and insurance.
(e) MEMBERSHIP DUES. While serving as President and Chief Executive Officer of the Corporation and Bank, Executive shall be reimbursed for membership dues to the Outdoor Country Club of York and the Lafayette Club of York along with reasonable club expenses incurred during the conduct of Bank or Corporation business.

(f) OTHER BENEFITS. Commencing on the date of Executive’s retirement as an employee of the Corporation, the Bank or any respective Successors thereto, and until the death of the Executive and his spouse, the Corporation and the Bank agree to pay all of the Executive’s and the Executive’s spouse’s medical, dental and vision insurance premium expenses for insurance coverage under the group plan in effect from time to time for executives of the Corporation and the Bank; provided, however, that if coverage for the Executive and his spouse under any such plans becomes unavailable for any reason, the Corporation and the Bank shall reimburse the Executive and his spouse for their costs in obtaining reasonably comparable coverage to the unavailable group coverage, provided that such reimbursement shall not exceed the amount that would have been paid by the Corporation and the Bank if the group coverage were available, adjusted to take into account the change from the pre-tax to after tax status of such benefit as well as the availability of any tax deduction to the Executive as an employee or independent contractor, as appropriate. The Executive and, after the Executive’s death, the Executive’s spouse, shall be responsible for arranging for other coverage for themselves if participation in the Corporation’s or the Bank’s group plans is not available at any time.
No termination of this Agreement, other than a termination of Executive for “Cause,” as defined herein, shall terminate the Corporation’s and the Bank’s obligation to provide the benefits provided in this subparagraph 6(f).
7. LIABILITY INSURANCE. The Corporation shall be required to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of the Bank against lawsuits, arbitrations or other legal or regulatory proceedings
8. UNAUTHORIZED DISCLOSURE. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of the Corporation or Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or Bank or a person whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Corporation or Bank, any material confidential information obtained by him while in the employ of the Corporation or Bank with respect to any of the Corporation or Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be materially damaging to the Corporation or Bank provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation or Bank or any information that must be disclosed as required by law.

9. RESTRICTIVE COVENANT. The Executive covenants and agrees that the Executive shall not, directly or indirectly, within the marketing area of the Bank (defined as an area within fifty (50) miles of the registered office of the Bank), enter into or engage generally in direct or indirect competition with the Corporation or Bank or any subsidiary of the Corporation, either as an individual on his own or as a partner or joint venturer, or as a director, officer, shareholder, employee, agent, independent contractor, lessor or creditor of or for any person, for a period of one year after the date of termination of his employment if the Executive’s employment is terminated for any reason whatsoever, provided, however, that the restrictions in this paragraph 9 shall not apply in the event the termination of Executive’s employment occurs following a Change in Control, as defined herein. The foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than five percent (5%) of any class of securities of any corporation which is in competition with the Bank or Corporation, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seek to do any of the foregoing. The existence of any claim or cause of action of the Executive against the Corporation or Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation or Bank of this covenant. The Executive agrees that any breach of the restrictions set forth in paragraphs 8 and 9 will result in irreparable injury to the Corporation or Bank for which it shall have no adequate remedy at law and the Corporation or Bank shall be entitled to injunctive relief in order to enforce the provisions hereof. In the event that this paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to the period of time or geographical area determined to be reasonable by the court.
10. TERMINATION.
(a) The Executive’s employment hereunder shall terminate upon his death.
(b) If the Executive becomes disabled because of sickness, physical or mental disability, or any other reason, the Corporation or Bank shall have the option to terminate this Agreement by giving written notice of termination to the Executive. Executive shall be deemed to have become “disabled” only in the event and at such time as he qualifies (after expiration of any applicable waiting period) to receive benefits for total disability under the employee disability insurance benefit plan referred to in paragraph 6(a) above.
(c) The Corporation or Bank may terminate the Executive’s employment hereunder for cause. For the purposes of this Agreement, the Corporation or Bank shall have “Cause” to terminate the Executive’s employment hereunder upon (i) the willful failure by the Executive to substantially perform his duties hereunder after the Executive’s receipt of written notice from the Bank of such failure, other than a failure resulting from the Executive’s incapacity because of physical or mental illness, or (ii) the willful engaging by the Executive in misconduct injurious to the Corporation or Bank, or (iii) the willful violation by the Executive of the provisions of paragraphs 4 or 8 hereof, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said notice, or if said violation cannot be cured within thirty (30) days, within a reasonable time thereafter if the Executive is diligently attempting to cure the violation, or (iv) the dishonesty or gross negligence of the Executive in the performance of his duties, or (v) the breach of Executive’s fiduciary duty involving personal profit, or (vi) the violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority, any of which materially jeopardizes the business of the Corporation or Bank, or (vii) moral turpitude or other conduct on the part of Executive which brings public discredit to the Corporation or Bank, or (viii) the Executive’s failure to be elected and serve as a member of the Board of Directors of the Corporation.

(d) The Executive may terminate his employment hereunder if (1) his health should become impaired to an extent that it makes continued performance of his duties hereunder hazardous to his physical or mental health or his life or (2) for “Good Reason”.
(e) The Executive may resign for “Good Reason” (as herein defined) at any time during the term of employment, as hereinafter set forth. As used in this Agreement, “Good Reason” means any of the following:
(i) Any reduction in title or a reduction in the Executive’s responsibilities or authority which are inconsistent with, or the assignment to the Executive of duties inconsistent with, the Executive’s status as President and Chief Executive Officer of the Corporation and the Bank;
(ii) Any reassignment of the Executive which requires the Executive to move his principal residence more than twenty-five (25) miles from the Corporation’s principal executive office on the date of this Agreement;
(iii) Any removal of the Executive from office except for any termination of the Executive’s employment for Cause;
(iv) Any reduction in the Executive’s Annual Direct Salary as in effect on the date hereof or as the same may be increased from time to time;
(v) Any failure by the Corporation to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Corporation or of the Bank in which the Executive participated on the date hereof, or the taking of any action that would materially reduce any of such benefits, unless such reduction is part of a reduction applicable in each case to all employees;
(vi) Any delivery by the Corporation or the Bank to the Executive of the written notice of nonextension provided for in paragraph 2 hereof; and
(vii) Any material breach of this Agreement of any nature whatsoever on the part of the Corporation or of the Bank.
11. PAYMENTS UPON TERMINATION.
(a) If the Executive’s employment shall be terminated because of death, disability or for Cause, the Bank shall pay the Executive or his fiduciary his full Annual Direct Salary through the date of termination at the rate in effect at the time of termination, plus any accrued benefits at the time of termination, and the Corporation and Bank shall have no further obligation to the Executive under this Agreement.

(b) If the Executive’s employment is terminated by the Corporation or Bank (other than pursuant to paragraphs 10(a) or 10(b) or 10(c) hereof), then the Bank shall pay the Executive his full Annual Direct Salary (as defined in this Agreement) from the date of termination through the last day of the term of this Agreement or an amount equal to his current Annual Direct Salary, whichever is greater. Such amount will be paid in a lump sum within ten (10) days following the date of termination of employment. In addition, Executive shall be entitled to a continuation of employee benefits, in the manner described in paragraph 11(d)(ii) hereof, for a period of one year following Executive’s termination of employment under this paragraph 11(b).
(c) If the Executive terminates his employment for “Good Reason”, other than following a Change in Control, as defined herein, then the Bank shall pay the Executive an amount equal to his Annual Direct Salary. Such amount shall be paid in a lump sum within ten (10) days following the date of termination of employment. In addition, Executive shall be entitled to a continuation of employee benefits, in the manner described in paragraph 11(d)(ii) hereof, for a period of one year following Executive’s termination of employment under this paragraph 11(c).
(d) If the Executive terminates his employment for “Good Reason” during the period commencing with the date of any “Change in Control”, as defined herein, and ending on the second anniversary of the date of the Change in Control, then the Executive shall be entitled to receive the following payments and benefits:
(i) Basic Payments. The Executive will be paid an amount equal to three times the sum of (A) his then current Annual Direct Salary, and (B) the highest bonus paid to him with respect to one of the three calendar years immediately preceding the year of termination. Such amount will be paid to the Executive in a lump sum within ten (10) days following the date of termination of employment.
(ii) Continuation of Employee Benefits. For a period of three (3) years from the date of termination of employment, the Bank also shall maintain in full force and effect, for the continued benefit of the Executive, all employee benefit plans and programs to which the Executive was entitled prior to the date of termination, if the Executive’s continued participation is possible under the general terms and provisions of such plans, and programs, except that if the Executive’s participation in any health, medical, life insurance, or disability plan or program is barred, the Bank shall obtain and pay for, on the Executive’s behalf, individual insurance plans, policies or programs which provide to the Executive health, medical, life and disability insurance coverage which is substantially equivalent to the insurance coverage to which Executive was entitled prior to the date of termination.

(e) In the event that the amounts and benefits payable under this paragraph, when added to other amounts and benefits which may become payable to the Executive by the Corporation and/or Bank, are such that he becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Corporation and the Bank shall pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment, and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation. For purposes of the preceding sentence, the Executive shall be deemed to be subject to the highest marginal federal, state and local tax rates. All calculations required to be made under this subparagraph shall be made by the Corporation’s independent certified public accountants, subject to the right of Executive’s representative to review the same. All such amounts required to be paid shall be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by the Corporation’s accountants. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274A for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subparagraph are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.
(f) Notwithstanding anything in this Section to the contrary, in the event Executive is determined to be a Key Employee, as that term is defined in Section 409A of the Code and the regulations promulgated thereunder, payments to such Key Employee under paragraphs 11(b), 11(c) or 11(d), shall not begin earlier than the first day of the seventh month after the date of termination.
For purposes of the foregoing, the date upon which a determination is made as to the Key Employee status of the Executive, the Indemnification Date (as defined in Section 409A of the Code and the regulations promulgated thereunder) shall be December 31.
12. CHANGE OF CONTROL. For purposes of this Agreement, the term “Change of Control” shall mean: a Change in the Ownership of the Corporation or the Bank, (as defined below), a Change in the Effective Control of the Corporation or the Bank (as defined below), or a Change in the Ownership of a Substantial Portion of the Assets of the Corporation or the Bank, (as defined below).
(a) Change in the Ownership of the Corporation or the Bank. A Change in the Ownership of the Corporation or the Bank occurs on the date that any one person, or more than one person acting as a group (as defined below), acquires ownership of stock of the Corporation or the Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation or the Bank. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Corporation or the Bank, the acquisition of additional stock by the same person or persons is not considered to cause a Change in the Ownership of the Corporation or the Bank. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation or the Bank acquires its stock in exchange for property will be treated as an acquisition of stock for these purposes. A change in ownership of the Corporation or the Bank only occurs when there is a transfer or issuance of stock of the Corporation or the Bank and the stock remains outstanding after the transaction.

(b) Change in Effective Control of the Corporation or the Bank. A Change in Effective Control of the Corporation or the Bank occurs only on the date that either:
(i) Any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation or the Bank possessing 35 percent or more of the total voting power of the stock of the Corporation or the Bank; or
(ii) A majority of members of the Corporation’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board of Directors prior to the date of the appointment or election.
If any one person, or more than one person acting as a group, is considered to effectively control the Corporation or the Bank, the acquisition of additional control of the Corporation or the Bank by the same person or persons is not considered to cause a Change in the Effective Control of the Corporation or the Bank.
(c) Change in Ownership of a Substantial Portion of the Corporation’s or the Bank’s Assets. A Change in Ownership of a Substantial Portion of the Corporation’s or the Bank’s Assets occurs on the date that any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation or the Bank that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation or the Bank immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of assets of the Corporation or the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
There is no Change in Control under this Paragraph 12(c) if there is a transfer of assets to an entity that is:
(i) A shareholder of the Corporation or the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;
(ii) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation or the Bank;

(iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Corporation or the Bank; or
(iv) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (i), (ii) or (iii) above.
(d) For purposes of this Paragraph 12, persons will not be considered to be acting as a group solely because they purchase or own stock or purchase assets of the Corporation or the Bank at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
13. PRIMARY OBLIGOR. The obligation to make payments and provide benefits under this Agreement shall primarily be those of the Executive’s Employer as of the date of his termination of employment. In the event the Employer is not the Corporation or the Bank, the Corporation will cause such Employer to make required payments and provide required benefits. To the extent the Corporation fails or is unable to do so, it shall make such payments and provide such benefits.
14. LEGAL EXPENSES. The Corporation will pay (or cause to be paid) to the Executive all reasonable legal fees and expenses when incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, provided he acts in good faith with respect to issues raised.
15. RABBI TRUST. The Corporation is establishing contemporaneously herewith a rabbi trust (the “Trust”), to which it is contributing an initial corpus of $100. In the event of a change of control as defined herein, the Corporation shall, in accordance with the terms of the Trust, contribute thereto the amount described in Section 1(e) thereof. Thereafter, amounts payable hereunder shall be paid first from the assets of such Trust and the income thereon. To the extent that the assets of the Trust and the income thereon are insufficient, the Corporation or any successor of the Corporation shall pay Executive the amount due hereunder.
16. NOTICES. Any notice required or permitted to be given under this Agreement will, to be effective hereunder, be given to the Corporation, in the case of notices given by the Executive, and will, to be effective hereunder, be given by the Corporation, in the case of notices given to the Executive. Any such notice will be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the last known residence address of the Executive, in the case of notices to the Executive, and to the principal office of the Corporation, in the case of notice to the Corporation.
17. WAIVER. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an executive officer of the Corporation designated for such purpose by the Board of Directors of the Corporation. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18. ASSIGNMENT. This Agreement is not assignable by any party hereto, except by the Corporation and the Bank to any successor in interest to the respective business of the Corporation and the Bank.
19. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and, in accordance with the provisions of paragraph 28 supersedes any prior agreement of the parties.
20. SUCCESSORS; BINDING EFFECT.
(a) Successors. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation and/or the Bank to expressly assume and agree to perform this Agreement (or cause it to be performed) in the same manner and to the same extent that the Corporation, the Bank or any affiliated company of either would be required to perform it if no such succession had taken place. Failure by the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement. As used in this Agreement, the “Corporation” and the “Bank” means the Corporation and the Bank as hereinbefore defined and any successor to the business and/or assets of the Corporation and/or the Bank as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
(b) Binding Effect. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributes, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or, if there is no such person, to the Executive’s estate.
21. CONTINUATION OF CERTAIN PROVISIONS. Any termination of Executive’s employment under this Agreement or of this Agreement will not affect the benefit, confidential information and non-competition provisions of paragraphs 6, 8 and 9, which will, if relevant, survive any such termination and remain in full force and effect in accordance with their respective terms.
22. NO MITIGATION OR OFFSET. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking employment or otherwise; nor shall any amounts or benefits payable or provided hereunder be reduced in the event he does secure employment.

23. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. which will remain in full force and effect.
24. APPLICABLE LAW. Except to the extent preempted by federal law, this Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.
25. NUMBER. Words used herein in the singular shall be construed as being used in the plural, as the context requires, and vice versa.
26. HEADINGS. The headings of the paragraphs and subparagraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.
27. REFERENCE TO ENTITIES. All references to the Corporation shall be deemed to include references to the Bank, or any affiliate of either, as appropriate in the relevant context, and vice versa; provided, however, that this paragraph shall not be construed in the manner that results in a determination that a transaction constitutes a Change in Control unless such transaction is literally described in the definition of such term.
28. EFFECTIVE DATE; TERMINATION OF PRIOR AGREEMENTS. This Agreement shall become effective immediately upon the execution and delivery of the same by the parties hereto. Upon the execution and delivery of this Agreement, any prior agreement relating to the subject matter hereof will be deemed automatically terminated and be of no further force or effect.
29. WITHHOLDING FOR TAXES. All amounts and benefits paid or provided hereunder shall be subject to withholding for taxes as required by law.
IN WITNESS WHEREOF, the parties, each intending to be legally bound, have executed the Agreement as of this date, month and year first above written.

ATTEST:	CODORUS VALLEY BANCORP, INC.

/s/ Harry R. Swift	By:	/s/ Rodney L. Krebs

ATTEST:	PEOPLESBANK,
A CODORUS VALLEY COMPANY

/s/ Barbara J. Myers Secretary	By:	/s/ Rodney L. Krebs

WITNESS:

/s/ Matthew A. Clemens	/s/ Larry J. Miller

Larry J. Miller